Exhibit 3.29
CERTIFICATE OF FORMATION
OF
CUNNINGHAM PATHOLOGY, L.L.C.
TO THE DELAWARE SECRETARY OF STATE:
     This Certificate or Formation of Cunningham Pathology, LLC. (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.
     1. The name of the Company is:
Cunningham Pathology, LLC.
     2. The address of the registered office of the Company in Delaware is 9 East Loockerman Street, Dover, Delaware 19901. The Company’s registered agent at that address is National Registered Agents, Inc.
     IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has caused this Certificate of Formation, which shall become effective upon filing with the Office of the Delaware Secretary of State, to be duly executed as of the 10th day of December, 1998.

/s/ Roben B. Phillips, II
Roben B.Phillips, II

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 04:00 PM 12/10/1998 981676187-2977484